Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of February 5, 2026, by and among Colombier Sponsor III LLC, Omeed Malik and Knights Court LLC (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Colombier Acquisition Corp. III, as of February 5, 2026, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: February 5, 2026	Colombier Sponsor III LLC By: Knights Court LLC, its managing member

By:

		By:	/s/ Omeed Malik,
		Name:	Omeed Malik,
		Title:	Manager

Date: February 5, 2026
	By:	/s/ Omeed Malik
Omeed Malik

Knights Court LLC
Date: February 5, 2026
	By:	/s/ Omeed Malik
		Name:	Omeed Malik,
		Title:	Manager